Exhibit 10.7

SWAP TRANSACTION CONFIRMATION

Date:	May 10, 2007

To:

Capital One Auto Finance Trust 2007-B (“Counterparty”)

c/o Wilmington Trust Company, as Owner Trustee

1100 North Market Street

Wilmington, DE 19890-0001

Attention: Jeanne Oller

Telephone: (302) 636-6188

Facsimile: (302) 636-4140

With a copy to:

Capital One Auto Finance, Inc.

1680 Capital One Drive

McLean, Virginia 22102

Attention: Director of Securitization

Telephone: (703) 720-1000

Facsimile: (703) 720-2121

From:	Credit Suisse International (“CSIN”)

External ID:	53221507

Dear Sir:

The purpose of this letter (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between us on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1. The definitions and provisions contained in (i) the 2000 ISDA Definitions (the “ISDA Definitions”), as published by the International Swaps and Derivatives Association, Inc., and (ii) the Indenture dated as of May 10, 2007 (the “Indenture”) between Counterparty and Deutsche Bank Trust Company Americas, as Indenture Trustee relating to the issuance by Counterparty of certain debt obligations, are incorporated into this Confirmation. In the event of any inconsistency between the ISDA Definitions and this Confirmation, this Confirmation will govern. In the event of any inconsistency between the ISDA Definitions and the Indenture, the Indenture will govern. References herein to a “Transaction” shall be deemed to be references to a “Swap Transaction” for purposes of the ISDA Definitions. Capitalized terms used but not defined herein have the meanings ascribed to them in the Indenture.

Trust Swap Confirmation

Class A-3-B Notes

2. The terms of the particular Transaction to which the Confirmation relates are as follows:

Transaction Type:	Interest Rate Swap

Currency for Payments:	U.S. Dollars

Notional Amount:	For the initial Calculation Period, the Notional Amount shall be equal to USD 331,500,000. For each subsequent Calculation Period, the Notional Amount shall be equal to the Note Balance of the Class A-3-B Notes on the first day of such Calculation Period. With respect to any Payment Date, the Note Balance of the Class A-3-B Notes will be determined using the Servicer’s Certificate for the related Determination Date (giving effect to any reductions of the Note Balance of the Class A-3-B Notes reflected in such Servicer’s Certificate).

Calculation Periods:	For each Payment Date, the period from and including the immediately preceding Payment Date to, but excluding, such Payment Date (without regard to any Business Day adjustment in respect of Payment Dates, in the case of Fixed Rate Calculation Periods), during the Term of this Transaction, except that (a) the initial Calculation Period will commence on, and include, the Effective Date, and (b) the final Calculation Period will end on, but exclude, the Termination Date (without regard to any Business Day adjustment in the case of the final Fixed Rate Calculation Period).

Term:

Trade Date: Effective Date: Termination Date:	May 10, 2007 May 10, 2007 The earlier of (i) the April 2012 Payment Date and (ii) the date on which the Note Balance of the Class A-3-B Notes is reduced to zero.

Fixed Amounts:

Fixed Rate Payer:	Counterparty
Period End Dates:	Monthly on the 15th of each month, commencing June 15, 2007, through and including the Termination Date; No adjustment.
Payment Dates:	Monthly on the 15th of each month, commencing June 15, 2007, through and including the Termination Date.

Business Day Convention:	Following

Business Day:	New York

Trust Swap Confirmation

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Fixed Rate:	4.9925%
Fixed Rate Day Count Fraction:	30/360

Floating Amounts:
Floating Rate Payer:	CSIN
Period End Dates:	Monthly on the 15th of each month, commencing June 15, 2007, through and including the Termination Date, subject to adjustment in accordance with the Following Business Day Convention.
Payment Dates:	Monthly on the 15th of each month, commencing June 15, 2007, through and including the Termination Date.

Business Day Convention:	Following
Business Day:	New York
Floating Rate Option:	USD-LIBOR-BBA
Designated Maturity:	1 Month, except in respect of the initial Calculation Period in respect of which Linear Interpolation shall apply based upon a Designated Maturity of 1 month and a Designated Maturity of 2 months.

Spread:	Plus 0 basis points.

Floating Rate Day Count Fraction:	Actual/360
Reset Dates:	The first day of each Calculation Period.
Compounding:	Inapplicable

Payments of Floating Amounts:	CSIN agrees that it will use commercially reasonable efforts to make any Floating Amount payments by 12:00 pm (New York City time) on any relevant Floating Amount Payment Date, provided, however, Counterparty agrees that any failure by CSIN to make any such payment by 12:00 pm (New York City time) on any relevant Floating Amount Payment Date shall not constitute an Event of Default under the Agreement unless and until CSIN fails to make such payment and such failure constitutes an Event of Default under the Agreement.

Trust Swap Confirmation

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3. The additional provisions of this Confirmation are as follows:

Calculation Agent: Payments to CSIN:	CSIN The Bank of New York Account Number: 890-0360-968 SWIFT: IRVTUS3N ABA: 021000018
Payments to Counterparty:	Deutsche Bank Trust Company Americas ABA: 021-001-033 A/C: 01419647-CTAS Ref: Cap One 2007-B Coll. Account Attn: Jhasmin Khan

4. Documentation

This Confirmation supplements, forms a part of, and is subject to, the 1992 ISDA Master Agreement dated as of May 10, 2007 (including the Schedule thereto) as amended and supplemented from time to time (the “Agreement”) between you and us. All provisions contained in the Agreement govern this Confirmation except as expressly modified herein. Unless otherwise provided in the Agreement, this Confirmation is governed by the laws of the State of New York.

5. Calculation of Market Quotation or Loss following a designation of an Early Termination Date:

Upon designation of an Early Termination Date with respect to this Transaction, the relevant party in calculating the Market Quotation or Loss, as appropriate, for this Transaction shall take into account the anticipated amortization of the Note Balance of the Class A-3-B Notes for all Calculation Periods that would otherwise have ended on Payment Dates that would otherwise have fallen after such Early Termination Date.

CSIN is regulated by the Financial Services Authority and has entered into this transaction as principal. The time at which the above transaction was executed will be notified to Counterparty on request.

For the purpose of facilitating this Transaction, an Affiliate of CSIN, which is organized in the United States of America (the “Agent”), has acted as agent for CSIN. The Agent is not a principal with respect to this Transaction and shall have no responsibility or liability to the parties as a principal with respect to this Transaction.

Trust Swap Confirmation

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Please confirm that the foregoing correctly sets forth the terms of our agreement by executing a copy of this Confirmation and returning it to us.

Very truly yours,

CREDIT SUISSE INTERNATIONAL

By:	/s/ Marleen Nobile
Name:	Marleen Nobile
Title:	Authorized Signatory

Accepted and confirmed as of the date first above written:

CAPITAL ONE AUTO FINANCE TRUST 2007-B

By:	WILMINGTON TRUST COMPANY, not in its individual capacity but solely in its capacity as
Owner Trustee

By:	/s/ J. Christopher Murphy
Name:	J. Christopher Murphy
Title:	Financial Services Officer

Trust Swap Confirmation

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